Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-185093

June 17, 2014

TARGET CORPORATION

2.300% Notes due 2019

3.500% Notes due 2024

Issuer:	Target Corporation

Type of Offering:	SEC registered (No. 333-185093)

Trade Date:	June 17, 2014

Settlement Date (T+7):	June 26, 2014

Listing:	None

Long-term Debt Ratings:	Moody’s, A2; S&P, A; Fitch, A-

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

2019 Notes

Title of Securities:	2.300% Notes due 2019 (the “2019 Notes”)

Aggregate Principal Amount Offered:	$1,000,000,000

Maturity Date:	June 26, 2019

Yield to Maturity:	2.348%

Benchmark Treasury:	UST 1.500% due May 31, 2019

Benchmark Treasury Price and Yield:	98-26+; 1.748%

Spread to Benchmark Treasury:	0.600% (Plus 60 basis points)

Coupon (Interest Rate):	2.300% per annum

Price to Public (Issue Price):	99.775% of principal amount, plus accrued interest, if any, from the Settlement Date

Net Proceeds to Issuer:	$994,250,000 (before transaction expenses)

Interest Payment Dates:	Semi-annually on June 26 and December 26, beginning on December 26, 2014

Optional Redemption:

The 2019 Notes will be redeemable at the Issuer’s option at any time, in whole or in part, at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such 2019 Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such 2019 Notes discounted to the redemption date on a semi-annual basis at the Treasury rate plus 0.100% (10 basis points), plus (B) accrued and unpaid interest to the redemption date

CUSIP/ISIN:	87612E BB1/US87612EBB11

2024 Notes

Title of Securities:	3.500% Notes due 2024 (the “2024 Notes”)

Aggregate Principal Amount Offered:	$1,000,000,000

Maturity Date:	July 1, 2024

Yield to Maturity:	3.553%

Benchmark Treasury:	UST 2.500% due May 15, 2024

Benchmark Treasury Price and Yield:	98-21+; 2.653%

Spread to Benchmark Treasury:	0.900% (Plus 90 basis points)

Coupon (Interest Rate):	3.500% per annum

Price to Public (Issue Price):	99.556% of principal amount, plus accrued interest, if any, from the Settlement Date

Net Proceeds to Issuer:	$991,060,000 (before transaction expenses)

Interest Payment Dates:	Semi-annually on January 1 and July 1, beginning on January 1, 2015

Optional Redemption:

The 2024 Notes will be redeemable at the Issuer’s option at any time, in whole or in part, at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such 2024 Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such 2024 Notes discounted to the redemption date on a semi-annual basis at the Treasury rate plus 0.150% (15 basis points), plus (B) accrued and unpaid interest to the redemption date

CUSIP/ISIN:	87612E BD7/US87612EBD76

Joint Book-Running Managers:	Barclays Capital Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC

Senior Co-Managers:	U.S. Bancorp Investments, Inc., HSBC Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., RBC Capital, Markets, LLC and TD Securities (USA) LLC

Co-Managers:	BNY Mellon Capital Markets, LLC, Fifth Third Securities, Inc., SMBC Nikko Securities America, Inc., Blaylock Beal Van, LLC and CastleOak Securities, L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146 and by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.